Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Fourth Quarter and Fiscal 2018 Results;

Increases Share Repurchase Authorization

ORLANDO, Fla., Feb. 28, 2019 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and fiscal year 2018.

Fourth Quarter 2018 Highlights

•	Attendance increased by 0.3 million guests, or 8.0%, to 4.6 million guests from the fourth quarter of 2017.
•	Total revenue increased by $14.5 million, or 5.5%, to $280.0 million from the fourth quarter of 2017.
•

Net loss was $11.1 million, compared to net loss of $20.4 million in the fourth quarter of 2017. Net loss for the fourth quarter of 2018 includes approximately $11.7 million of certain pre-tax expenses, as discussed further below.

•	Adjusted EBITDA[1] was $64.6 million, an improvement of $16.2 million, or 33.4%, over the fourth quarter of 2017.

Fiscal 2018 Highlights

•	Attendance increased by 1.8 million guests, or 8.6%, to 22.6 million guests from 2017.
•	Total revenue increased by $109.0 million, or 8.6%, to $1.37 billion from 2017.
•

Net income was $44.8 million, compared to a net loss of $202.4 million in 2017.  Net income for 2018 includes approximately $54.0 million of certain pre-tax expenses as discussed further below.  Net loss in 2017 includes approximately $301.4 million of certain pre-tax expenses, including a non-cash goodwill impairment charge, as discussed further below.

•	Adjusted EBITDA was $401.3 million, an improvement of $103.9 million, or 35.0%, over 2017.

Other Highlights

•

The Company repurchased approximately 3.65 million shares of common stock at a total cost of approximately $98.0 million during the fourth quarter.  The Company’s Board of Directors approved a replenishment of $158.0 million to its existing share repurchase authorization to bring the total authorization to $250.0 million.

•	In 2018, the Company helped rescue and rehabilitate over 2,600 animals and surpassed 34,000 total rescues over its history.

“We are pleased with our strong fourth quarter and full year financial performance,” said John Reilly, Chief Operating Officer of SeaWorld Entertainment, Inc. “Throughout the fourth quarter and fiscal year, we have been focused on improving our execution with more effective pricing strategies, enhanced marketing and communications initiatives and the introduction of more compelling new rides, attractions and events.  These efforts have led to strong attendance and revenue growth on a quarterly and annual basis.  Throughout the year, we have also increased our focus and efforts to identify and execute on cost savings initiatives and efficiencies that have contributed to improved margins and increased profitability.  We believe there are significant additional opportunities to further improve and enhance our execution and to identify and execute on additional cost savings and efficiencies that will drive strong revenue and profitability in 2019.”

“We have an exciting line-up of new rides, attractions and events across our parks planned for 2019,” continued Reilly.  “I believe this is our best line up ever with a new ride, attraction or event in almost every one of our 12 parks.  We are also enthusiastic about our new season pass program which we introduced in October.  Our new season pass structure and pricing options make enjoying our parks more affordable than ever before with increased flexibility, more variety and some of the best and most valuable benefits we have ever offered.  We are encouraged by our season-pass sales so far in 2019 which are showing double-digit increases over the prior year.”

“I am thrilled to have joined this team at such an exciting time for our Company as we close out a strong year and enter into 2019,”   said Gus Antorcha, Chief Executive Officer of SeaWorld Entertainment, Inc.  “While we delivered stronger financial results in 2018, we continue to believe there remains significant additional opportunity for improvement.  We will continue to focus on improving our pricing strategies and our marketing and communication initiatives, introducing more compelling new rides, attractions and events across our park portfolio each year and reducing unnecessary costs and improving efficiencies across our park portfolio and in the park support center.  Our team is committed to continue to drive top-line and bottom-line results and to operating more efficiently than ever before. We remain confident in our ability to achieve our 2020 goal of delivering $475 million to $500 million of Adjusted EBITDA.  We are excited about the future and our ability to continue to deliver meaningful operational and financial improvement that should lead to meaningful increased shareholder value.”

[1]

This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

Fourth Quarter 2018 Results

In the fourth quarter of 2018, the Company hosted approximately 4.6 million guests, generated total revenues of $280.0 million, incurred a net loss of $11.1 million and reported Adjusted EBITDA of $64.6 million. Net loss includes approximately $8.2 million of pre-tax expenses associated with a loss on extinguishment of debt and write-off of discount and debt issuance costs, $2.5 million related to disposals associated with certain rides and equipment which were removed from service and $1.0 million related to separation-related costs.  Net loss in the fourth quarter of 2017 includes approximately $0.1 million of pre-tax expenses associated with a restructuring program.

The Company believes the improved attendance results from a combination of factors including the Company’s new pricing strategies, new marketing and communications initiatives and the positive reception of new rides, attractions and events.  Attendance in the fourth quarter also benefited from the popularity and expansion of special event days for the Company’s Christmas events at some of its parks.  Revenue was positively impacted by the strong increases in attendance and improved in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) partially offset by lower admission per capita (defined as admissions revenue divided by total attendance). The decline in admission per capita primarily results from the impact of new pricing strategies and visitation mix.  Adjusted EBITDA was positively impacted by increases in attendance and the impact of an increased focus on cost efficiencies and the realization of cost savings initiatives.

	Three Months Ended December 31,		Variance
	2018	2017	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$280.0	$265.5	5.5%
Net loss	$(11.1)	$(20.4)	45.9%
Net loss per share, diluted	$(0.13)	$(0.24)	45.5%
Adjusted EBITDA	$64.6	$48.4	33.4%
Net cash provided by operating activities	$26.5	$4.7	NM
Attendance	4.60	4.26	8.0%
Total revenue per capita	$60.88	$62.32	(2.3%)
Admission per capita	$35.46	$37.57	(5.6%)
In-Park per capita spending	$25.42	$24.75	2.7%

Fiscal 2018 Results

In 2018, the Company hosted approximately 22.6 million guests and generated total revenues of $1.37 billion, net income of $44.8 million and Adjusted EBITDA of $401.3 million. Net income includes approximately $54.0 million of pre-tax expenses associated with the following: (i) $17.4 million related to restructuring and other separation-related costs; (ii) $12.1 million related to legal settlements; (iii) $10.9 million related to disposals associated with certain rides and equipment which were removed from service; (iv) $8.2 million related to a loss on extinguishment of debt and write-off of discounts and debt issuance costs; and (v) $5.5 million related to non-cash equity compensation associated with certain executives which separated from the Company. Net loss in 2017 includes approximately $301.4 million of pre-tax expenses associated with the following: (i) $269.3 million related to a non-cash goodwill impairment charge, (ii) $8.4 million related to non-cash equity compensation expense with respect to performance awards which vested in the second quarter of 2017, (iii) $8.1 million related to a loss on early extinguishment of debt and write-off of discounts and debt issuance costs, (iv) $7.8 million related to a loss caused by an amended agreement; (v) $5.2 million associated with a restructuring program, and (vi) $2.5 million related to a legal settlement accrual.

The Company believes the improved attendance results from a combination of factors including the Company’s new pricing strategies, new marketing and communications initiatives and the anticipation and reception of new rides, attractions and events. Revenue was positively impacted by the strong increases in attendance and in-park per capita spending partially offset by lower admission per capita. The decline in admission per capita primarily results from new pricing strategies.  Adjusted EBITDA was positively impacted by increases in attendance and the impact of an increased focus on cost efficiencies and the realization of cost savings initiatives.

	Fiscal Year Ended December 31,		Variance
	2018	2017	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$1,372.3	$1,263.3	8.6%
Net income (loss)	$44.8	$(202.4)	NM
Net income (loss) per share, diluted	$0.52	$(2.36)	NM
Adjusted EBITDA	$401.3	$297.4	35.0%
Net cash provided by operating activities	$293.9	$192.5	52.7%
Attendance	22.58	20.80	8.6%
Total revenue per capita	$60.77	$60.74	0.0%
Admission per capita	$35.37	$36.79	(3.9%)
In-Park per capita spending	$25.40	$23.96	6.0%

2019 New Rides, Attraction and Event Line Up

•

Busch Gardens Tampa Bay: Tigris, Florida’s tallest launch coaster is a triple launch steel coaster that will catapult riders through an exhilarating array of looping twists with forward and backward motion, breath-taking drops, a 150-foot skyward surge, and an inverted heartline roll, all at more than 60 miles per hour and the 60th Anniversary Celebration commemorating 60-years of fun with 52-weeks of events including a year-round free beer promotion for guests over 21 years of age.

•

SeaWorld Orlando: Sesame Street at SeaWorld Orlando, an immersive new land that will feature exciting rides, wet and dry play areas and interactive experiences designed to entertain the entire family including a daily party on Sesame Street and SeaWorld Orlando's first-ever parade.  Guests can explore the iconic neighborhood and walk through Abby Cadabby's garden, visit Mr. Hooper's store, stop by Big Bird's nest, sit on the famous 123 stoop and meet everyone’s favorite friends from Sesame Street including Elmo, Cookie Monster and Big Bird.

•	Aquatica Orlando: KareKare Curl, a first-of-its-kind in Orlando, this family clover-tube ride sends guests soaring on a high-adrenaline, weightless adventure as they climb a vertical wave wall.
•

SeaWorld San Diego: Tidal Twister, a first-of-its-kind dueling roller coaster that accelerates riders as they twist and bank just as if they are riding the tide along a tight figure-8 track that includes a dynamic roll at the center.

•

SeaWorld San Antonio: Turtle Reef, a one-of-a-kind interactive sea turtle attraction that will give guests an up-close look at live threatened and endangered sea turtles. Populated with non-releasable sea turtles - turtles that are unable to survive in the wild on their own - the attraction will encourage guests to be more conscious about human impact on the oceans and environment.  Sea Swinger, one of the tallest, fastest and most thrilling swing rides in the entire state of Texas – swinging riders 180-degrees in both directions while twisting them in a circle. And, Riptide Rescue, will provide younger guests and families an opportunity to board a rescue boat and set out on their own sea turtle rescue mission.

•

Aquatica San Antonio: Ihu’s Breakaway Falls, a one-of-a-kind, multi-drop tower slide, the steepest in Texas where riders will drop feet-first through spiraling tubes until they reach the splash pool finale.

•	Busch Gardens Williamsburg: Finnegan’s Flyer, Virginia’s first Screamin’ Swing that will take riders up more than 80 feet at speeds reaching 45 miles per hour.
•

Water Country USA: Cutback Water Coaster the first Rocket BLAST coaster on the East Coast and Virginia’s first hybrid water coaster will propel riders through tunnels, up and down steep hills and speed onto the wide-open space of massive saucer-shaped features on over 850 feet of water slide.

•

Sesame Place: An all-new Sesame Street Neighborhood where the iconic street will be updated to reflect the reimagined, vibrant set now seen on Sesame Street with brand-new storefronts including an updated Mr. Hooper’s Store and the iconic 123 stoop. Guests can take a stroll through Abby Cadabby’s Garden and pose for a photo in Big Bird’s Nest. And, introducing the newest (and biggest!) neighbor to Sesame Place – Mr. Snuffleupagus! Guests will be able to meet and take photos with Snuffy and Big Bird throughout the spring and summer at Abby’s Paradise Theater.

Share Repurchases

During the fourth quarter of 2018, the Company repurchased approximately 3.65 million shares of common stock at a total cost of approximately $98.0 million. All of the repurchased common stock were held as treasury shares at December 31, 2018.  As of December 31, 2018, the Company had approximately $92.0 million available for future repurchases under a previously authorized share repurchase program.  On February 22, 2019, the Company’s Board of Directors approved a replenishment to its share repurchase program of $158.0 million, bringing the total authorized repurchase amount to $250.0 million.  The number of shares to be purchased and the timing of purchases will be based on the Company’s trading windows and available liquidity, general business and market conditions and other factors including legal requirements and alternative opportunities.

Debt and Liquidity

As previously announced, on October 31, 2018, the Company successfully refinanced and amended its existing senior secured credit agreement (the “Amended Credit Agreement”). As a result, during the fourth quarter of 2018, the Company recognized $8.2 million as a loss on extinguishment of debt and write-off of discounts and debt issuance costs.

As of December 31, 2018, the Company’s total leverage ratio2 as calculated under the Senior Secured Credit Facilities was 3.58 to 1.00.

[2]

The Company’s total leverage ratio as of December 31, 2018 is calculated by dividing total net debt by the last twelve months Adjusted EBITDA plus $23.4 million of estimated cost savings (based on certain specified actions the Company has taken, including restructuring and cost savings initiatives, which are permitted to be added back to twelve-month Adjusted EBITDA under the Company’s Amended Credit Agreement) (see accompanying tables).

Conference Call

The Company will hold a conference call today, Thursday, February 28, 2019 at 9 a.m. Eastern Time to discuss its fourth quarter and fiscal year 2018 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on February 28, 2019 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the Company’s first quarter 2019 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 28, 2019 through 11:59 p.m. Eastern Time on March 7, 2019 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10128150.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable U.S. GAAP financial measure for the years ended December 31, 2018 and 2017. However, the Company has not reconciled the forward-looking Adjusted EBITDA long-term goal included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the Company’s business and the high variability, complexity and low visibility with respect to amounts for disposition of assets, income taxes and other expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 34,000 animals in need over the last 50 years.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the Company’s theme parks, including the potential spread of contagious diseases; competition in the theme park industry; any risks affecting the markets in which the Company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits or inability to meet workforce needs; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; delays, restrictions or inability to obtain or retain any required permits or licenses; incidents or adverse publicity concerning the Company’s theme parks; any adverse judgments or settlements resulting from legal proceedings as well as risks relating to audits, inspections and investigations by, or requests for information from, various federal and state regulatory agencies; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; loss of key personnel; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; financial distress of strategic partners or other counterparties; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Suzanne Pelisson Beasley,

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2018	2017	$	%	2018	2017	$	%
Net revenues:
Admissions	$163,111	$160,065	$3,046	1.9%	$798,793	$765,072	$33,721	4.4%
Food, merchandise and other	116,917	105,440	11,477	10.9%	573,497	498,252	75,245	15.1%
Total revenues	280,028	265,505	14,523	5.5%	1,372,290	1,263,324	108,966	8.6%
Costs and expenses:
Cost of food, merchandise and other revenues	21,592	20,382	1,210	5.9%	106,604	95,914	10,690	11.1%
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $1,037 and $1,219 for the three months ended December 31, 2018 and 2017, respectively and $7,387 and $7,049 for the years ended December 31, 2018 and 2017, respectively)	161,600	160,716	884	0.6%	705,954	702,111	3,843	0.5%
Selling, general and administrative expenses (includes equity compensation of $2,495 and $2,719 for the three months ended December 31, 2018 and 2017, respectively and $14,765 and $16,154 for the years ended December 31, 2018 and 2017, respectively)	43,648	52,496	(8,848)	(16.9%)	229,724	228,836	888	0.4%
Goodwill impairment charge (a)	—	—	—	—	—	269,332	(269,332)	NM
Restructuring and other separation costs (b)	994	100	894	NM	17,386	5,200	12,186	NM
Depreciation and amortization	41,320	42,697	(1,377)	(3.2%)	160,955	163,294	(2,339)	(1.4%)
Total costs and expenses	269,154	276,391	(7,237)	(2.6%)	1,220,623	1,464,687	(244,064)	(16.7%)
Operating income (loss)	10,874	(10,886)	21,760	NM	151,667	(201,363)	353,030	NM
Other income, net	(62)	(4)	(58)	NM	(100)	(115)	15	13.0%
Interest expense	20,940	20,128	812	4.0%	80,914	78,001	2,913	3.7%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	8,150	—	8,150	ND	8,150	8,143	7	0.1%
(Loss) income before income taxes	(18,154)	(31,010)	12,856	41.5%	62,703	(287,392)	350,095	NM
(Benefit from) provision for income taxes	(7,101)	(10,569)	3,468	32.8%	17,915	(85,006)	102,921	NM
Net (loss) income	$(11,053)	$(20,441)	$9,388	45.9%	$44,788	$(202,386)	$247,174	NM
(Loss) earnings per share:
(Loss) earnings per share, basic	$(0.13)	$(0.24)			$0.52	$(2.36)
(Loss) earnings per share, diluted	$(0.13)	$(0.24)			$0.52	$(2.36)

Weighted average common shares outstanding:
Basic	85,457	86,105			86,170	85,811
Diluted (d)	85,457	86,105			86,910	85,811

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2018	2017	$	%	2018	2017	$	%
Net (loss) income	$(11,053)	$(20,441)	$9,388	45.9%	$44,788	$(202,386)	$247,174	NM
(Benefit from) provision for income taxes	(7,101)	(10,569)	3,468	32.8%	17,915	(85,006)	102,921	NM
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (c)	8,150	—	8,150	ND	8,150	8,143	7	0.1%
Interest expense	20,940	20,128	812	4.0%	80,914	78,001	2,913	3.7%
Depreciation and amortization	41,320	42,697	(1,377)	(3.2%)	160,955	163,294	(2,339)	(1.4%)
Goodwill impairment charge (a)	—	—	—	—	—	269,332	(269,332)	NM
Equity-based compensation expense (e)	3,532	3,938	(406)	(10.3%)	22,152	23,203	(1,051)	(4.5%)
Loss on impairment or disposal of assets (f)	6,989	3,704	3,285	88.7%	18,862	12,431	6,431	51.7%
Business optimization, development and strategic initiative costs (g)	2,856	3,811	(955)	(25.1%)	29,460	17,473	11,987	68.6%
Certain investment costs and franchise taxes (h)	48	578	(530)	(91.7%)	3,353	1,082	2,271	NM
Other adjusting items (i)	(1,078)	4,586	(5,664)	NM	14,730	11,784	2,946	25.0%
Adjusted EBITDA (j)	$64,603	$48,432	$16,171	33.4%	$401,279	$297,351	$103,928	35.0%
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (k)					23,400	10,000	13,400	NM
Adjusted EBITDA, after cost savings (l)					$424,679	$307,351	$117,328	38.2%

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2018	2017			2018	2017
Adjusted EBITDA (as previously defined)	$71,995	$54,659			$394,349	$300,843
Certain expenses over previous credit agreement limit (g)	2,856	2,473			14,460	2,473
Taxes related to other adjusting items not previously added back (i)	(248)	1,300			2,470	4,035
Estimated cost savings	(10,000)	(10,000)			(10,000)	(10,000)
Adjusted EBITDA (as defined in the Amended Credit Agreement) (j)	$64,603	$48,432			$401,279	$297,351
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (k)					23,400	10,000
Adjusted EBITDA, after cost savings (as defined in the Amended Credit Agreement) (l)					$424,679	$307,351

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2018	2017			2018	2017
Net cash provided by operating activities	$26,477	$4,678	$21,799	NM	$293,935	$192,457	$101,478	52.7%
Capital expenditures	38,892	32,879	6,013	18.3%	179,770	172,517	7,253	4.2%
Free Cash Flow (m)	$(12,415)	$(28,201)	$15,786	56.0%	$114,165	$19,940	$94,225	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2018	2017
Cash and cash equivalents	$34,073	$33,178
Total assets	$2,115,602	$2,085,782
Long-term debt, including current maturities:
Term B-5 Loans	$1,523,389	$990,819
Term B-2 Loans	—	554,227
Revolving credit facility	30,000	15,000
Total long-term debt, including current maturities	$1,553,389	$1,560,046
Total stockholders' equity	$265,194	$287,466

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2018	2017	#	%	2018	2017	#	%
Attendance	4,600	4,260	340	8.0%	22,582	20,798	1,784	8.6%
Total revenue per capita (n)	$60.88	$62.32	$(1.44)	(2.3%)	$60.77	$60.74	$0.03	0.0%

ND-Not determinable.

NM-Not meaningful.

(a) Reflects a non-cash goodwill impairment charge recorded for the year ended December 31, 2017 related to the full impairment of goodwill for the Company’s SeaWorld Orlando reporting unit during the second quarter of 2017.

(b) Reflects restructuring and other separation costs which, for the year ended December 31, 2018, primarily related to costs associated with the departure of certain executives during 2018 along with severance and other termination benefits associated with positions eliminated in 2018.  For the year ended December 31, 2017, primarily reflects costs related to severance and other termination benefits associated with certain positions which were eliminated as a result of a restructuring program in 2017.

(c) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs associated with 2018 and 2017 amendments to the Company’s senior secured credit facilities, respectively.

(d) During the three months ended December 31, 2018 and 2017, the Company excluded potentially dilutive shares of approximately 2.1 million and 5.0 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.  During the year ended December 31, 2018, there were approximately 1.3 million anti-dilutive shares of common stock excluded from the computation of diluted earnings per share. During the year ended December 31, 2017, there was approximately 5.1 million potentially dilutive shares of common stock excluded from the computation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss.

(e) Reflects non-cash equity compensation expenses associated with the grants of equity compensation. For the year ended December 31, 2018, includes approximately $5.5 million related to equity awards which were accelerated in connection with the departure of certain executives, as required by their respective employment agreements. For the year ended December 31, 2017, includes approximately $8.4 million associated with certain performance-vesting restricted shares which vested in 2017.

(f) Reflects primarily non-cash expenses related to fixed asset disposals and impairments, including approximately $2.5 million and $10.9 million in disposals associated with certain rides and equipment which were removed from service for the three months and year ended December 31, 2018, respectively.  For the year ended December 31, 2017, also includes a loss of approximately $7.8 million related to an amended agreement.

(g) For the three months and year ended December 31, 2018, business optimization, development and other strategic initiative costs incurred related to: (i) $1.0 million and $17.4 million, respectively, of severance and other employment costs which for the year ended December 31, 2018 primarily includes costs associated with the departure of certain executives during 2018 and costs related to a restructuring program; (ii) $1.8 million and $10.7 million, respectively, of third party consulting costs; and (iii) $0.1 million and $1.4 million of product and intellectual property development costs.

For the three months and year ended December 31, 2017, business optimization, development and other strategic initiative costs incurred related to: (i) $0.1 million and $5.2 million, respectively, of severance and other employment costs associated with a restructuring program; (ii) $3.0 million and $7.2 million, respectively, of third party consulting and legal costs; (iii) $0.6 million and $4.5 million, respectively, of product and intellectual property development costs; and (iv) net costs of $0.1 million and $0.6 million incurred for certain positions eliminated not related to a formal restructuring program or cost saving initiative.

Prior to the Amended Credit Agreement, due to limitations under the credit agreement governing the Company’s Senior Secured Credit Facilities, the amount which the Company was able to add back to Adjusted EBITDA for these costs, was limited to $15.0 million in any fiscal year. As such, the Adjusted EBITDA calculation for both the three months and year ended December 31, 2017 previously reported did not reflect approximately $2.5 million of related costs due to these limitations.

(h) For the year ended December 31, 2018, reflects primarily a loss of approximately $2.8 million relating to expenses incurred and fees associated with the termination of an agreement.

(i) Reflects the impact of expenses incurred primarily related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  For the three months and year ended December 31, 2018, includes approximately $1.1 million and $2.5 million, respectively, of insurance recoveries received related to these legal matters. For the year ended December 31, 2018, also includes $12.1 million related to legal settlements and $5.1 million in legal fees.

Prior to the Amended Credit Agreement, these items were excluded on an after-tax basis only, as such, the Adjusted EBITDA calculation for the three months and year ended December 31, 2017 previously reported did not reflect related taxes of approximately $1.3 million and $4.0 million, respectively.

(j) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities. The Adjusted EBITDA presentation for the prior periods has been changed to conform to the current period presentation.  In particular, the Adjusted EBITDA calculation was changed to conform with the changes made to its definition in the Amended Credit Agreement.  Prior to the Amended Credit Agreement, the credit agreement governing its Senior Secured Credit Facilities limited the amount of certain add-backs as described in footnotes (g) and (i) above.

(k) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net income (loss).  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings. Prior to the Amended Credit Agreement, the credit agreement limited the amount of such estimated savings which could be reflected in the calculation of Adjusted EBITDA to $10.0 million for any four consecutive fiscal quarters calculated as the amount the Company expected to realize over the following twelve month period.

(l) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (k) above.

(m) Free Cash Flow is defined as net cash provided by operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(n) Calculated as total revenues divided by attendance.